Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Equity Compensation Plan and Non-Employee Director Equity Compensation Plan of Strongbridge BioPharma plc of our reports dated August 17, 2015, with respect to the consolidated financial statements of Strongbridge BioPharma plc incorporated by reference in its Annual Report (Form 20-F), for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AB

Gothenburg, Sweden

January 12, 2017